Exhibit 99.1

PRESS RELEASE

	CONTACT: Al Petrie	Janet Yang
FOR IMMEDIATE RELEASE	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326

W&T Offshore Announces Fourth Quarter and Full Year 2018 Results

Including Year-End 2018 Proved Reserves and Provides 2019

Guidance

HOUSTON, February 27, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2018 including the Company’s year-end 2018 reserve reports and 2019 production and expense guidance.

Key highlights included:

•

Increased year-end 2018 proved reserves by 13% to 84.0 million barrels of oil equivalent (“MMBOE”), from 74.2 MMBOE at year end 2017, representing a reserve replacement ratio of 174% of 2018 production;

•	Produced 35,000 barrels of oil equivalent per day (“BOEPD”), or 3.2 MMBOE (62% liquids), in the fourth quarter of 2018, within guidance range;

•	Increased fourth quarter 2018 revenues to $143.4 million, up $14.3 million or 11% compared with the fourth quarter of 2017;

•	More than doubled full year 2018 cash flow from operating activities to $321.8 million from $159.4 million in 2017;

•	Grew Net Income for full year 2018 to $248.8 million or $1.72 per share, which was substantially greater than the Net Income of $79.7 million or $0.56 per share in full year 2017;

•

Reported Net Income of $138.8 million or $0.96 per share in the fourth quarter of 2018, which was substantially greater than the Net Income of $23.4 million or $0.16 per share in the fourth quarter of 2017;

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

•

Reported Adjusted Net Income for full year 2018 of $146.2 million or $1.01 per share, and $32.0 million or $0.22 per share in the fourth quarter of 2018, increases of 83% and 32% compared with the full-year and the fourth quarter of 2017, respectively;

•	Generated significant Adjusted EBITDA of $82.3 million for the fourth quarter of 2018, up 13% from the same period in 2017, and $344.2 million for the full year 2018, up 28% from the full year 2017;

•	Expanded Adjusted EBITDA margin to 59% for the full year 2018 compared with 55% in 2017;

•	Successfully refinanced outstanding debt and reduced total debt principal outstanding from $903 million to $625 million on October 18, 2018; and

•	Continued strong operational well results with six wells completed and brought online in 2018.

Tracy W. Krohn, W&T’s Chairman and Chief Executive Officer, stated, “We have a long history of success and growing value for our shareholders, and I am especially pleased with our achievements in 2018. This past year we were able to meaningfully increase reserves due to robust drilling results as well as through favorable well performance which continued to exceed our expectations. Our strong, stable production base generated significant cash flow providing us with the cash needed to bolster our financial position. We were able to completely refinance our debt, simplify our capital structure, reduce our total debt principal by over $200 million, extend debt maturities and establish a larger revolving credit facility. We also entered a drilling joint venture to accelerate the development of our high return inventory, lower our overall risk, and to maximize our financial flexibility which will enable us to actively pursue additional accretive acquisitions similar to the Heidelberg Field acquisition we completed in 2018.”

Mr. Krohn continued, “Entering 2019, our capital program will be focused on low risk, high return projects as we strive to continue the greater than 90% success rate we have achieved in drilling more than 40 wells since 2010. We will maintain our measured approach to drilling, fund all our capital expenditures with cash from operations and continue to generate significant free cash flow. We believe that we will be able to increase our production 2% to 3% versus our full year 2018 production rate of around 36,500 BOEPD, with modest total capital expenditures of around $120 million.”

“During the past 35 years, we have developed significant technical experience and have successfully discovered and produced properties on the conventional shelf and in the deep waters across the Gulf of Mexico. We believe we have assembled a premier set of assets that generates a solid foundation of cash flow with significant upside. As we look to the future, we believe that market conditions in the Gulf are very favorable for acquisitions. We will look at opportunities that add production, reserves and cash flow and believe that we are very well positioned with a stronger balance sheet, improved financial liquidity and a successful track record of making accretive acquisitions that will allow us to benefit from the current acquisition market. Our management team’s interests are aligned with those of our shareholders through our 33% stake in the Company’s equity. This alignment of interest ensures that we are truly incentivized to maximize shareholder value and mitigate risk, rather than simply focusing on shorter term metrics,” concluded Mr. Krohn.

For the fourth quarter of 2018, W&T reported net income of $138.8 million, or $0.96 per share. Excluding primarily a $55.3 million unrealized commodity derivative gain and a $47.1 million non-cash gain on debt refinancing, the Company’s Adjusted Net Income was $32.0 million, or $0.22 per share. In the fourth quarter of 2017, W&T reported Net Income of $23.4 million, or $0.16 per share, and Adjusted Net Income of $24.2 million or $0.17 per share. W&T reported Net Income for full year 2018 of $248.8 million, or $1.72 per share and Adjusted Net Income of $146.2 million, or $1.01 per share. For the full year 2017, W&T reported Net Income of $79.7 million, or $0.56 per share, and Adjusted Net Income of $79.7 million, or $0.56 per share.

Adjusted EBITDA totaled $82.3 million for the fourth quarter 2018, an increase of 13% compared to $72.9 million in the fourth quarter of 2017. The Company generated $344.2 million in Adjusted EBITDA for the full year 2018, an increase of 28% compared to $268.4 million in 2017. Adjusted EBITDA margin in 2018 was 59%, compared to Adjusted EBITDA margin of 55% for 2017.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the fourth quarter of 2018 was 35.0 MBOEPD or 3.2 MMBOE, down slightly versus 3.5 MMBOE in the fourth quarter of 2017. Fourth quarter 2018 production was comprised of 1.7 million barrels of oil, 0.3 million barrels of natural gas liquids (“NGLs”) and 7.3 billion cubic feet (“Bcf”) of natural gas. Total liquids production comprised 62% of production in the fourth quarter of 2018 compared to 58% of production in the fourth quarter of 2017. Production for the fourth quarter of 2018 was near the mid-point of production guidance despite the impact of hurricane, pipeline and facility downtime during the period.

For the full year 2018, production was 13.3 MMBOE, comprised of 6.7 million barrels of oil, 1.3 million barrels of NGLs, and 32.0 Bcf of natural gas. Full year 2017 production totaled 14.6 MMBOE and included 7.1 million barrels of oil, 1.4 million barrels of NGLs, and 36.8 Bcf of natural gas.

For the fourth quarter of 2018, W&T’s realized crude oil sales price was $62.94 per barrel, up 13% over the fourth quarter of 2017. The Company’s realized NGL sales price was $26.84 per barrel, down 3% from the same quarter in 2017 and its realized natural gas sales price was $3.83 per Mcf, up 30% from the fourth quarter of 2017. The Company’s combined average realized sales price for the quarter was $44.15 per Boe, which represents a 20% increase over the $36.79 per Boe sales price that was realized in the fourth quarter of 2017.

For the full year 2018, W&T’s realized crude oil sales price was $65.62 per barrel, its NGL sales price was $28.40 per barrel and its natural gas price was $3.11 per Mcf. The combined average sales price was $43.19 per Boe, or 31% higher than $33.02 per Boe sales price that was realized for full year 2017. For the full year 2017, W&T’s realized oil price was $48.13 per barrel, its NGL price was $23.35 per barrel and its natural gas price was $2.96 per Mcf.

Revenues for the fourth quarter of 2018 increased 11% to $143.4 million compared to $129.1 million in the fourth quarter of 2017, primarily driven by the increase in realized commodity sales price per Boe. For the full year 2018, revenues totaled $580.7 million, up 19% compared with $487.1 million in 2017, primarily due to improvements in commodity prices.

Lease Operating Expenses: Lease Operating Expense (“LOE”) which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $43.4 million in the fourth quarter of 2018 compared to $36.9 million in the fourth quarter of 2017. On a component basis for the fourth quarter of 2018, base lease operating expenses were $33.4 million, insurance premiums were $3.1 million, workovers were $2.3 million and facilities maintenance was $4.6 million. The year-over-year increase was driven by additional costs associated with the Heidelberg field acquisition, increased repair and facility work, additional acid stimulation and coil tubing cleanouts and higher insurance premiums for increased coverage.

For the full year 2018, LOE was $153.3 million, up 7% from $143.7 million in 2017 due to additional costs associated with the Heidelberg acquisition, increased insurance premiums for improved coverage and additional workover projects primarily at the Mahogany field. The acquisition of Heidelberg contributed 51% of the net increase in LOE in 2018 over 2017 .

Depreciation, Depletion, Amortization and Accretion (“DD&A”): DD&A, including accretion for asset retirement obligations, was $10.88 per Boe of production for the fourth quarter of 2018 compared to $11.25 per Boe for the fourth quarter of 2017. For the full year 2018, DD&A was $11.24 per Boe compared with $10.68 per Boe in 2017.

General and Administrative Expenses (“G&A”): G&A was $14.9 million for the fourth quarter of 2018, an increase of 4% compared to $14.4 million in the fourth quarter of 2017. For the full year 2018, G&A was $60.1 million, virtually flat with full year 2017 G&A of $59.7 million.

Derivative (Gain) Loss: In the fourth quarter of 2018, W&T recorded a net gain of $59.7 million on its outstanding commodity derivative contracts. This compared to a net loss of $0.6 million in the fourth quarter of 2017 on the derivative contracts that expired at the end of 2017. In the fourth quarter of 2018, W&T entered into additional derivative contracts for crude oil and natural gas, which consists primarily of crude oil contracts with a term of 18 months. A list of the Company’s current outstanding derivative positions are included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Other Reports” tab.

Interest Expense: Interest expense, as reported in the income statement, in the fourth quarter of 2018 was $15.2 million compared with $11.3 million in the same period in 2017. For the full year 2018, interest expense totaled $48.6 million versus $45.5 million in 2017. Prior to the refinancing transaction in October 2018, a portion of interest expense was capitalized which lowered interest expense in the income statement in 2017 and from January 1 through October 18, 2018 as a result of accounting requirements related to the Company’s prior debt structure. After the refinancing transaction, all interest expense incurred was reported as expense in the income statement.

Gain on Exchange of Debt: The debt refinancing transaction in October of 2018 resulted in a $47.1 million non-cash gain in the fourth quarter of 2018. The $47.1 million gain was recorded as a result of the refinancing transaction, comprised of the write off of carrying value adjustments of the prior debt instruments and partially offset by premiums paid.

Income Tax: Income tax expense was $0.2 million in the fourth quarter of 2018 compared to an income tax benefit of $1.5 million in the fourth quarter of 2017. For the full year 2018, income tax expense was $0.5 million compared with an income tax benefit of $12.6 million in 2017. W&T is not currently forecasting any cash income tax expense for the foreseeable future, and the Company’s deferred expense is fully offset by a valuation allowance. Consequently, the effective tax rate for W&T is not meaningful.

At December 31, 2018, W&T had a current income tax receivable of $54.1 million. The receivable relates primarily to net operating loss (“NOL”) claims for the years 2012, 2013 and 2014 that were carried back to prior years and require a review by the U.S. Congressional Joint Committee on Taxation prior to the payment being made. W&T received a $11.1 million refund in the fourth quarter of 2018 and expects to receive the $54.1 million income tax receivable before the end of the second quarter of 2019.

Cash Flow: Net cash provided by operating activities for the twelve months ended December 31, 2018 was $321.8 million, an increase of 102% compared to $159.4 million for the twelve months ended December 31, 2017. The increase is primarily due to higher realized prices for crude oil and NGLs, lower spending on plug and abandonment activities and a $16.6 million cash advance by joint venture partners.

Balance Sheet and Liquidity: On October 18, 2018, W&T closed on a refinancing of all of its long-term debt and bank facility, which reduced total debt principal outstanding from $903 million to $625 million, simplified the capital structure and extended the maturities of the Company’s revolving credit facility and senior secured notes to 2022 and 2023, respectively, while maintaining strong liquidity.

The refinancing was largely accomplished by the issuance of $625 million of new 9.75% senior second lien notes due November 2023. The net proceeds from the issuance, along with cash on hand and minimal borrowings on the revolving credit facility were used to retire all of the Company’s previously outstanding senior notes.

Concurrently, the Company entered into a Sixth Amended and Restated Credit Agreement which provides for a revolving credit and letter of credit facility with an increased borrowing base initially set at $250 million. At December 31, 2018, the Company had $21 million borrowings on the revolving credit facility and $9.6 million of letters of credit outstanding.

Total liquidity on December 31, 2018 was $252.7 million, consisting of cash and cash equivalents of $33.3 million and $219.4 million of availability under W&T’s revolving bank credit facility.

Capital Expenditures: Total capital expenditures for oil and gas properties was $106.2 million for the full year of 2018 (excluding acquisitions), which was the same level as in 2017. In addition, the Company acquired a 9.375% interest in the Heidelberg field for $16.8 million in early 2018. During 2018, the Company completed the SS 359 A-17 well, drilled and completed the SS 359 A-5 ST well and the SS 359 A-19 well, all at the Mahogany field; drilled and completed the A-10 ST well and the A-12 well at Viosca Knoll 823 (“Virgo”); and drilled and completed the ST 320 A-2 well at Ewing Bank 910 field.

2019 CAPITAL INVESTMENT PROGRAM

Under current commodity pricing conditions, W&T expects to continue to focus on acquisitions and maintaining liquidity. The Company’s capital expenditure budget for 2019 is expected to be around $120 million, which excludes acquisitions. The 2019 capital program will be a mix of lower-risk, high-return oil focused projects and some higher-risk, higher-return projects that, assuming success, would be placed on production fairly quickly. In 2019, the Company also expects to spend about $25.0 million on asset retirement obligations (“ARO”) compared to $28.6 million spent on ARO in 2018.

OPERATIONS UPDATE

W&T is currently operating or participating in three active drilling programs in the Gulf of Mexico, as described below.

Ship Shoal 349 “Mahogany” (operated, shelf, 100% working interest): The SS 359 A-19 well was completed in the T-Sand and brought online in late November. This well has thus far shown significantly higher rates of early production than any T-Sand well drilled to date in the field with a productivity index that is more than double the best prior completion in the field. Productivity index is defined as the flow rate per unit of pressure drop and serves as an indication of the production potential of a well. A staged ramp up of the well is continuing with the well producing at a rate of 5,205 Boe per day as of February 15, 2019. The rig conducted a planned maintenance and repair program following the completion of the A-19 well. Additional well work activities are ongoing at the Mahogany field with a restart of the platform rig to drill the A-20 development well targeting the T-Sand set to begin in early second quarter of 2019.

Ewing Bank 910 Field Area (non-operated, deepwater, in JV Drilling Program): The ST 320 A-2 well was completed and brought online in December 2018. Due to limited equipment capacity to handle vapor recovery on the ST 311 platform, the well was brought online at a curtailed rate of 3,400 Boe per day. The issue is expected to be resolved in the first quarter of 2019 to allow continued ramp-up of the A-2 well. Drilling commenced on the ST 320 A-3 well during the fourth quarter 2018 and is forecasted to reach target intervals in the first quarter of 2019. We believe the stratigraphic information from a high quality thick Miocene sand that was penetrated in an offset well reduced the risk on the ST 320 A-3 prospect. W&T has a 10.8% interest in the ST 320 A-3 well until certain performance thresholds are met.

Viosca Knoll 823 “Virgo” (operated, deepwater, in JV Drilling Program): The Virgo field platform rig drilled the A-13 well to target depth and found 77 feet of net vertical pay in the 2.4 Sec and 3.4 Sec sand intervals. Production from this well is expected to commence in the first quarter of 2019 once the current dual completion operation has been finished. W&T plans to demobilize the Nabors MODS 201 rig from Virgo upon completion of the A-13 well.

Well Recompletions and Workovers: During the fourth quarter of 2018, the Company performed three recompletions that added approximately 1,300 Boe per day of initial production and five workovers that added approximately 2,175 Boe per day of initial production.

Year-End 2018 Proved Reserves

The Company’s year-end 2018 SEC proved reserves increased 13% to 84.0 MMBoe, with 58% comprised of liquids (46% crude oil and 12% NGLs) and 42% natural gas, from 74.2 MMBoe at year-end 2017. The Company achieved a proved reserve replacement rate (including revisions, acquisitions and dispositions) of 174% for calendar year 2018. At year end, approximately 64% of 2018 proved reserves were classified as proved developed producing, 16% as proved developed non-producing and 20% as proved undeveloped.

Total production in 2018 of approximately 13.3 MMBoe was more than offset by 18.8 MMBoe of upward revisions to previous reserve estimates due to better-than-expected well performance in several key fields, as well as 2.1 MMBoe of new extensions and discoveries. W&T also had favorable revisions of 2.3 MMBoe due to price increases of $14.22 per barrel in crude and an increase of $0.12 per Mcf in natural gas.

The present value of W&T’s reported SEC proved reserves, discounted at 10% (“PV-10”), at year-end 2018 was $1,439.8 million, up 45% from $992.9 million at the end of 2017. The 2018 SEC PV-10 is based on an average crude oil price of $65.56 per barrel and an average natural gas price of $3.10 per Mcf, both after adjustment for quality, transportation, fees, energy content, and regional price differentials. For 2017, the SEC PV-10 was based on an average crude oil price of $51.34 per barrel and an average natural gas price of $2.98 per Mcf.

	Oil MBbls	NGL MBbls	Gas Mmcfe	Net Mboe	PV-10 (1) (thousands)
BALANCE, DECEMBER 31, 2017	34,386	7,803	192,179	74,219	$992,858
REVISIONS OF PREVIOUS ESTIMATES	10,026	2,646	36,729	18,794
REVISIONS DUE TO SEC BASE PRICE CHANGE	1,562	130	3,784	2,322
EXTENSIONS, DISCOVERIES	516	304	7,658	2,097
PURCHASES OF MINERALS IN PLACE	1,474	412	9,359	3,445
SALES OF MINERALS IN PLACE	(2,177)	(159)	(7,203)	(3,537)
PRODUCTION	(6,687)	(1,308)	(31,991)	(13,326)

BALANCE, DECEMBER 31, 2018	39,101	9,828	210,515	84,015	$1,439,844

(1)	PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, our estimated proved reserves as of December 31, 2018 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the price on the first day of each month for the year end December 31, 2018. The West Texas Intermediate spot price and the Henry Hub spot price were utilized as the referenced price and after adjusting for quality, transportation, fees, energy content and regional price differentials. In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price. Then, this ratio was applied to the crude oil price using SEC guidance. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized measure of future net cash flows of our SEC proved reserves was (i) $1,067 million at December 31, 2018, which includes reductions associated with PV-10 $179 million of discounted asset retirement obligations and $194 million of discounted future income taxes and (ii) $741 million at December 31, 2017, which includes reductions associated with PV-10 $192 million of discounted asset retirement obligations and $274 million for discounted future income taxes.

First Quarter and Full Year 2019 Production and Expense Guidance

The guidance for the first quarter and full year 2019 in the table below represents the Company’s current best estimate of the range of likely future results. Guidance could be affected by the factors described below in “Forward-Looking Statements”.

Production	First Quarter 2019	Full Year 2019
Oil and NGL’s (MMBbls)	1.7 - 1.9	8.0 - 8.9
Natural Gas (Bcf)	6.8 - 7.5	29.3 - 31.4
Total (Bcfe)	17.1 - 18.9	77.5 - 85.6
Total (MMBoe)	2.9 - 3.2	12.9 - 14.3

Operating Expenses ($ in millions)	First Quarter 2019	Full Year 2019
Lease operating expenses	$39 - $43	$153 - $169
Gathering, transportation & production taxes	$6 - $7	$25 - $28
General and administrative	$14 - $15	$55 - $61
Cash Income Tax Rate		0%

Conference Call Information: W&T will hold a conference call to discuss its financial and operational results on Thursday, February 28, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 564-1117. International parties may dial (409) 983-9704. The confirmation code is 7161437. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Events Calendar.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 720,000 gross acres, including approximately 515,000 gross acres on the Gulf of Mexico Shelf and approximately 205,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports. We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands, except per share data)
Revenues:
Oil	$105,392	$91,361	$438,798	$340,010
NGLs	8,646	9,856	37,127	32,257
Natural gas	28,144	25,794	99,629	108,923
Other	1,240	2,088	5,152	5,906

Total revenues	143,422	129,099	580,706	487,096

Operating costs and expenses:
Lease operating expenses	43,407	36,921	153,262	143,738
Gathering, transportation costs and production taxes	7,124	5,242	24,214	22,181
Depreciation, depletion, amortization and accretion	35,047	38,839	149,854	155,682
General and administrative expenses	14,899	14,365	60,147	59,744
Derivative (gain) loss	(59,729)	566	(53,798)	(4,199)

Total costs and expenses	40,748	95,933	333,679	377,146

Operating income	102,674	33,166	247,027	109,950
Interest expense, net	15,170	11,291	48,645	45,521
Gain on debt transactions	47,109	—	47,109	7,811
Other (income) expense, net	(4,403)	—	(3,871)	5,127

Income before income tax expense (benefit)	139,016	21,875	249,362	67,113
Income tax expense (benefit)	172	(1,490)	535	(12,569)

Net income	$138,844	$23,365	$248,827	$79,682

Basic and diluted earnings per common share	$0.96	$0.16	$1.72	$0.56
Weighted average common shares outstanding	139,264	137,826	139,002	137,617

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended
	December 31,			Variance
	2018	2017	Variance	Percentage (2)
Net sales volumes:
Oil (MBbls)	1,675	1,637	38	2.3%
NGL (MBbls)	322	358	(36)	-10.1%
Oil and NGLs (MBbls)	1,997	1,994	3	0.2%
Natural gas (MMcf)	7,343	8,749	(1,406)	-16.1%
Total oil and natural gas (MBoe) (1)	3,220	3,452	(232)	-6.7%
Total oil and natural gas (MMcfe) (1)	19,323	20,714	(1,391)	-6.7%
Average daily equivalent sales (Boe/d)	35.0	37.5	(2.5)	-6.7%
Average daily equivalent sales (MMcfe/d)	210.0	225.2	(15.1)	-6.7%
Average realized sales prices:
Oil ($/Bbl)	$62.94	$55.83	$7.11	12.7%
NGLs ($/Bbl)	26.84	27.55	(0.71)	-2.6%
Oil and NGLs ($/Bbl)	57.11	50.76	6.35	12.5%
Natural gas ($/Mcf)	3.83	2.95	0.88	29.8%
Barrel of oil equivalent ($/Boe)	44.15	36.79	7.36	20.0%
Natural gas equivalent ($/Mcfe)	7.36	6.13	1.23	20.1%
Average per Boe ($/Boe):
Lease operating expenses	$13.48	$10.69	$2.79	26.1%
Gathering and transportation costs and production taxes	2.21	1.52	0.69	45.4%
Depreciation, depletion, amortization and accretion	10.88	11.25	(0.37)	-3.3%
General and administrative expenses	4.63	4.16	0.47	11.3%
Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.25	$1.78	$0.47	26.4%
Gathering and transportation costs and production taxes	0.37	0.25	0.12	48.0%
Depreciation, depletion, amortization and accretion	1.81	1.88	(0.07)	-3.7%
General and administrative expenses	0.77	0.69	0.08	11.6%

(1)

MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2)	Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Twelve Months Ended December 31,			Variance
	2018	2017	Variance	Percentage (2)
Net sales volumes:
Oil (MBbls)	6,687	7,064	(377)	-5.3%
NGL (MBbls)	1,307	1,382	(75)	-5.4%
Oil and NGLs (MBbls)	7,994	8,446	(452)	-5.4%
Natural gas (MMcf)	31,991	36,754	(4,763)	-13.0%
Total oil and natural gas (MBoe) (1)	13,326	14,571	(1,245)	-8.5%
Total oil and natural gas (MMcfe) (1)	79,956	87,428	(7,472)	-8.5%
Average daily equivalent sales (Boe/d)	36.5	39.9	(3.4)	-8.5%
Average daily equivalent sales (MMcfe/d)	219.1	239.5	(20.5)	-8.5%
Average realized sales prices:
Oil ($/Bbl)	$65.62	$48.13	$17.49	36.3%
NGLs ($/Bbl)	28.40	23.35	5.05	21.6%
Oil and NGLs ($/Bbl)	59.53	44.08	15.45	35.0%
Natural gas ($/Mcf)	3.11	2.96	0.15	5.1%
Barrel of oil equivalent ($/Boe)	43.19	33.02	10.17	30.8%
Natural gas equivalent ($/Mcfe)	7.20	5.50	1.70	30.9%
Average per Boe ($/Boe):
Lease operating expenses	$11.50	$9.86	$1.64	16.6%
Gathering and transportation costs and production taxes	1.82	1.52	0.30	19.7%
Depreciation, depletion, amortization and accretion	11.24	10.68	0.56	5.2%
General and administrative expenses	4.51	4.10	0.41	10.0%
Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.92	$1.64	$0.28	17.1%
Gathering and transportation costs and production taxes	0.30	0.25	0.05	20.0%
Depreciation, depletion, amortization and accretion	1.87	1.78	0.09	5.1%
General and administrative expenses	0.75	0.68	0.07	10.3%

(1)

MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2)	Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2018	2017
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$33,293	$99,058
Receivables:
Oil and natural gas sales	47,804	45,443
Joint interest	14,634	19,754
Income taxes	54,076	13,006

Total receivables	116,514	78,203
Prepaid expenses and other assets	76,406	13,419

Total current assets	226,213	190,680
Property and equipment	8,190,099	8,123,875
Less accumulated depreciation, depletion and amortization	7,674,678	7,544,859

Net property and equipment	515,421	579,016
Restricted deposits for asset retirement obligations	15,685	25,394
Income tax receivables -		52,097
Other assets	91,547	60,393

Total assets	$848,866	$907,580

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$82,067	$79,667
Undistributed oil and natural gas proceeds	28,995	20,129
Advances from joint interest partners	20,627	3,998
Asset retirement obligations	24,994	23,613
Long-term debt	—	22,925
Accrued liabilities	29,611	17,930

Total current liabilities	186,294	168,262
Long-term debt:
Principal	646,000	889,790
Carrying value adjustments	(12,465)	79,337

Long-term debt, less current portion - carrying value	633,535	969,127
Asset retirement obligations, less current portion	285,143	276,833
Other liabilities	68,690	66,866
Commitments and contingencies	—	—
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 143,513,206 issued and 140,644,033 outstanding at December 31, 2018; 141,960,462 issued and 139,091,289 outstanding at December 31, 2017	1	1
Additional paid-in capital	545,705	545,820
Retained earnings (deficit)	(846,335)	(1,095,162)
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ deficit	(324,796)	(573,508)

Total liabilities and shareholders’ deficit	$848,866	$907,580

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended
	December 31,
	2018	2017
	(In thousands)
Operating activities:
Net Income	$248,827	$79,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	149,854	155,682
Gain on debt transactions	(47,109)	(7,811)
Amortization and write-offs of debt items	2,850	1,715
Share-based compensation	3,540	7,191
Derivative gain	(53,798)	(4,199)
Derivatives cash (payments) receipts, net	(28,164)	4,199
Deferred income taxes	500	217
Changes in operating assets and liabilities:
Oil and natural gas receivables	(2,361)	(2,370)
Joint interest receivables	5,120	2,131
Insurance reimbursements	—	31,740
Income taxes	11,028	(1,063)
Prepaid expenses and other assets	3,383	3,238
Escrow deposit - Apache lawsuit	—	(49,500)
Asset retirement obligation settlements	(28,617)	(72,409)
Cash advances from JV partners	16,629	(437)
Accounts payable, accrued liabilities and other	40,081	11,402

Net cash provided by operating activities	321,763	159,408

Investing activities:
Investment in oil and natural gas properties and equipment	(106,191)	(106,174)
Acquisition of property interest	(16,782)	—
Proceeds from sale of assets, net	56,588	—
Purchases of furniture, fixtures and other	—	(933)

Net cash used in investing activities	(66,385)	(107,107)

Financing activities:
Borrowings on credit facility	61,000	—
Repayments on credit facility	(40,000)	—
Issuance of Senior Second Lien Notes	625,000	—
Extinguishment of debt - principal	(903,194)	—
Extinguishment of debt - premiums	(21,850)	—
Payment of interest on 1.5 Lien Term Loan	(6,623)	(8,227)
Payment of interest on 2nd Lien PIK Toggle Notes	(9,725)	(7,335)
Payment of interest on 3rd Lien PIK Toggle Notes	(4,672)	(6,201)
Debt transactions costs	(17,457)	(421)
Other	(3,622)	(1,295)

Net cash used in financing activities	(321,143)	(23,479)

(Decrease) increase in cash and cash equivalents	(65,765)	28,822
Cash and cash equivalents, beginning of period	99,058	70,236

Cash and cash equivalents, end of period	$33,293	$99,058

W&T OFFSHORE, INC. AND SUBSIDIARIES

Financial Commodity Derivatives

As of February 27, 2019

Crude Oil
Quarter	Instrument	Volume	Average
		Bbl/d	Floor	Ceiling
1Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00
2Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00
3Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00
4Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00
1Q20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00
Apr-May’20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

Natural Gas
		Volume	Average
Quarter	Instrument	Mcf/d	Floor	Ceiling
1Q19	NYMEX Collars	50,000	$2.49	$3.98
2Q19	NYMEX Collars	50,000	$2.49	$3.98

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized commodity derivative (gain) loss, bad debt reserve, gain on debt transactions, lawsuits and settlements, penalties, litigation and related interest and associated income tax adjustments. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$138,844	$23,365	$248,827	$79,682
Unrealized commodity derivative (gain) loss	(55,331)	841	(52,491)	—
Bad debt reserve	76	28	730	888
Gain on debt transactions	(47,109)	—	(47,109)	(7,811)
Write-off contingent liability	(4,630)	—	(4,630)	—
Apache lawsuit	—	—	—	6,285
EC 321 settlement	—	—	—	(1,109)
Penalties, litigation and related interest	69	—	648	1,820
Income tax adjustment for the items above	107	(59)	206	(14)

Adjusted Net Income	$32,026	$24,175	$146,181	$79,741

Basic and diluted adjusted income per common share,	$0.22	$0.17	$1.01	$0.56

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization and accretion. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, bad debt reserve, gain on debt transactions, lawsuits and settlements, and civil penalties and other litigation. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income to EBITDA and Adjusted EBITDA along with our Adjusted

EBITDA margin.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
	(Unaudited)
Net income	$138,844	$23,365	$248,827	$79,682
Income tax expense (benefit)	172	(1,490)	535	(12,569)
Net interest expense	15,170	11,290	48,645	45,521
Depreciation, depletion, amortization and accretion	35,047	38,839	149,854	155,682

EBITDA	189,233	72,004	447,861	268,316
Adjustments:
Unrealized commodity derivative (gain) loss	(55,331)	841	(52,491)	—
Bad debt reserve	76	28	730	888
Gain on debt transactions	(47,109)	—	(47,109)	(7,811)
Write-off contingent liability	(4,630)	—	(4,630)	—
Apache lawsuit	—	—	—	6,285
EC 321 settlement	—	—	—	(1,109)
Civil penalties and other litigation	69	—	(125)	1,820

Adjusted EBITDA	$82,308	$72,873	$344,236	$268,389

Adjusted EBITDA Margin	57%	56%	59%	55%